Exhibit 99.10

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated January 22, 2023 to the Board of Directors of IAA, Inc. (the “Company”) included in Annex F to the joint proxy statement/prospectus, dated as of the date hereof, which forms a part of Amendment No. 1 to the registration statement on Form S-4 (the “Registration Statement”) relating to the proposed transactions described in the Agreement and Plan of Merger and Reorganization, dated November 7, 2022, by and among Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (“RBA”), Ritchie Bros. Holdings Inc., a Washington corporation and a direct and indirect wholly owned subsidiary of RBA (“US Holdings”), Impala Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings, Impala Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings, and the Company, as amended by the Amendment to the Agreement and Plan or Merger and Reorganization, dated January 22, 2023 and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC J.P. MORGAN SECURITIES LLC

February 1, 2023